Exhibit 10.34

STOCK EXCHANGE AND MERGER AGREEMENT,

BY AND AMONG

iVILLAGE INC.,

VIRTUE ACQUISITION CORPORATION,

HEALTHOLOGY, INC.

AND

THE STOCKHOLDERS OF HEALTHOLOGY, INC.

LISTED ON THE SIGNATURE PAGES HERETO

January 7, 2005

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS

Exhibit A	Certificate of Merger

Exhibit B	Letter of Transmittal

Exhibit C	Escrow Agreement

Exhibit D	Investor Representation Statement

Exhibit E	Non-Competition, Non-Disclosure and Assignment of Inventions Agreement (Haimowitz)

ExhibitF	Tax Certificate

Exhibit G	Officers’ Certificate

Exhibit H	Opinion of Counsel to the Company

LIST OF SCHEDULES

Schedule A	Signing Stockholders

Schedule B	List of Defined Terms

Schedule 2.2(f)	Payment Spreadsheet

Company Disclosure Schedule

v

STOCK EXCHANGE AND MERGER AGREEMENT

        This STOCK EXCHANGE AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of January 7, 2005, by and among iVillage Inc., a Delaware corporation (“Parent”), Virtue Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Healthology, Inc., a Delaware corporation (the “Company”), Steven Haimowitz, as the Stockholders’ Agent, and certain of the stockholders (each a “Signing Stockholder” and collectively the “Signing Stockholders”) of the Company, each as identified on Schedule A hereto as “Signing Stockholders.” Schedule B hereto sets forth a list of the terms defined herein and the section where the terms are defined.

RECITALS

A. The Company has issued and outstanding 3,211,903 shares of its Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), 6,000,000 shares of its Series B Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), and 12,301,610 shares of its Common Stock, $0.01 par value per share (the “Common Stock” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Company Capital Stock”).

B. Contemporaneously with the execution and delivery of this Agreement, Signing Stockholders Dr. Steven Haimowitz (“Haimowitz”) and Le@P Technologies, Inc. (“Le@P”) have entered into an agreement pursuant to which on the date hereof, and prior to the Stock Exchange (as defined below), Haimowitz is acquiring all of the shares of Common Stock (the “Transferred Common Shares”) now held by Le@P (the “Le@P Transaction”).

C. Pursuant to the terms and conditions of this Agreement, two of the Signing Stockholders (the “Rollover Stockholders”) are agreeing to sell to Parent a number of shares of Company Capital Stock set forth with respect to each such Rollover Stockholder on the Payment Spreadsheet (as defined herein) in exchange for common stock, $.01 par value per share, of Parent (“Parent Common Stock”).

D. The Boards of Directors of the Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that the Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into the Company (the “Merger”) following the Stock Exchange (as defined in Section 1.1), and, in furtherance thereof, have approved the Merger and have declared this Agreement advisable.

E. Pursuant to the Merger, among other things, each share of the Company Capital Stock outstanding following the Stock Exchange shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(a)) upon the terms and subject to the conditions set forth herein.

F. The Company and the Signing Stockholders, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. The Stock Exchange and the Merger.

                 1.1 Exchange. With effect immediately prior to the Effective Time and after Haimowitz’s acquisition of the Transferred Common Shares pursuant to the Le@P Transaction (which, for the avoidance of doubt, shall have the effect of causing Le@P not to be a “Common Stockholder” for the purposes of this Agreement), each Rollover Stockholder hereby sells, assigns, transfers and delivers to Parent the type and number of shares of Company Capital Stock held by such Rollover Stockholder set forth opposite the name of such Rollover Stockholder on the Payment Spreadsheet. With effect immediately prior to the Effective Time, Parent hereby purchases from each Rollover Stockholder such type and number of shares of Company Capital Stock and, in payment thereof, hereby issues and assigns to each Rollover Stockholder that number of shares of Parent Common Stock set forth opposite the name of such Rollover Stockholder on the Payment Spreadsheet, it being understood that, in the case of the Rollover Stockholders, a portion of such shares of Parent Common Stock issuable pursuant to this Section 1.1 to the Rollover Stockholders shall be held in escrow in accordance with Section 1.8(b), other provisions of this Agreement and the Escrow Agreement (as defined in Section 1.8(b)). The transactions effected pursuant to this Section 1.1 are herein referred to as the “Stock Exchange.”

                 1.2 The Merger. At the Effective Time, and upon the terms of this Agreement, the certificate of merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

                 1.3 Effective Time. Following the execution and delivery of this Agreement by all the parties hereto (with their execution hereof constituting the acknowledgement of receipt, or waiver of receipt, by the party entitled thereto of the items listed in Article 2), the Company and Parent shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”). The filing of the Certificate of Merger shall be made on the date hereof promptly following the consummation of the Stock Exchange, if this Agreement is executed and delivered by all the parties hereto on a business day at or before 2:00 p.m., New York Time, and otherwise the Certificate of Merger shall be submitted for filing no later than noon on the business day following the date of the execution and delivery hereof by all the parties hereto.

                 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                 1.5 Certificate of Incorporation; Bylaws.

                 (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as set forth in the Certificate of Merger attached hereto as Exhibit A.

                 (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                 1.6 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. For the avoidance of doubt, immediately after the Effective Time, Steven Haimowitz shall be a director of the Surviving Corporation and shall also serve as the President of the Surviving Corporation.

                 1.7 Effect on Capital Stock.

                 (a) Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time (the “Stockholders”), each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time (the “Outstanding Company Capital Stock”) shall be converted, without any action on the part of the Stockholders, into the right to receive the merger consideration specified below (the “MergerConsideration”). The aggregate Merger Consideration shall be $17,200,000. The Merger Consideration payable to the Stockholders hereunder is equal to $17,200,000 less the Stockholder Transaction Expenses (as defined below) as of the Effective Time, less the estimated fair market value of the Substituted Options (as defined in Section 1.7(b)) of $480,769.18 and Warrants of $10,465.54 and less the aggregate value of the Parent Common Stock issued to the Rollover Stockholders of $1,231,750.18, or an aggregate of $14,918,038.82. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder, and except as provided in Section 1.7(e):

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.56, it being understood that certain cash payable pursuant to this Section 1.7(a)(i) shall be withheld and disbursed to payees in order to satisfy the obligations specified in Section 1.7(a) above and also certain cash will be held in escrow in accordance with Section 1.8(b), other provisions of this Agreement and the Escrow Agreement;

(ii) each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.00; and

(iii) each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.00;

        The payments to each Stockholder and to the Escrow Agent as provided for above shall be as set forth in the Payment Spreadsheet (as defined in Section 2.2(f)). “Stockholder Transaction Expenses” shall mean the following: (i) all of the Company’s reasonable, documented (whether before or after the Effective Time), out-of-pocket fees, costs and expenses (including travel expenses and legal, financial advisor and other consultant fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the preparation, execution and delivery of this Agreement and the Company’s compliance with this Agreement, other than $15,000 of such amount in respect of the fees, costs and expenses of the Company’s counsel, Weil Gotshal & Manges LLP, (ii) 50% of all reasonable, documented, out-of-pocket fees, costs and expenses (including travel expenses) incurred in connection with or arising out of the audit of the Company Financial Statements, (iii) 50% of all reasonable, documented, out-of-pocket fees, costs and expenses of the Escrow Agent, (iv) any insurance premiums payable under Section 5.1(c)(ii) in excess of $75,000, (v) any and all fees payable to any person pursuant to any agreement disclosed on Schedule 3.22 of the Company Disclosure Schedule to the extent such fees are payable or paid as a result of the consummation of the Merger (it being agreed, for the avoidance of doubt, that no fee payable to Hunter Realty Organization, LLC will be deemed “payable or paid as a result of the consummation of the Merger”) and (vii) any and all other expenses incurred by the Company in order to perform its covenants and obligations hereunder.

                 (b) Stock Options. Each option to purchase shares of Common Stock issued pursuant to the Stock Option Plan (as defined in Section 3.12(b)) listed in paragraph (iii) of Schedule 3.12(a) of the Company Disclosure Schedule (a “Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Common Stock and shall constitute, at the Effective Time, an option to purchase shares of Parent Common Stock (a “Substituted Option”) on the same terms and conditions (including vesting) as were applicable under such Stock Option except that the number of shares of Parent Common Stock subject to each such Substituted Option shall be the number of shares of Common Stock subject to each such Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Substituted Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in such Stock Option divided by the Exchange Ratio. “Exchange Ratio” shall mean with respect to the ratio of one share of Parent Common Stock to one share of Common Stock, 1:10.6067.

                 (c) Warrants. Each warrant to purchase shares of Company Capital Stock listed in paragraph (iii) of Schedule 3.12(a) of the Company Disclosure Schedule (a “Warrant”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Capital Stock and, at and following the Effective Time, shall be a right entitling the holder of such Warrant to receive, in lieu of Common Stock, the Merger Consideration to which such holder would have been entitled upon consummation of the Merger if such holder had exercised such Warrant immediately prior to the Effective Time, on the same terms and conditions (including vesting) as were applicable under such Warrant and this Agreement.

                 (d) Other Rights to Acquire Company Capital Stock. Prior to or concurrently with the execution and delivery of this Agreement, the Company shall terminate any other rights to acquire capital stock of the Company, if any.

                 (e) Cancellation of the Company Capital Stock Owned by Parent. At the Effective Time, each share of the Company Capital Stock, if any, owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                 (f) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                 (g) Withholding Taxes. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Capital Stock, Stock Options or Warrants in respect of which such withholding or deduction was made.

                 (h) Adjustments to Merger Consideration.

(i) Attached hereto as Schedule 1.7(h) is a balance sheet of the Company at the Effective Time (the “Closing Balance Sheet”), subject to Section 1.7(h)(v). “Working Capital” shall mean the difference between (A) current assets of the Company based upon the referenced balance sheet less (B) current liabilities of the Company based upon the referenced balance sheet. The parties hereto agree that, based upon the Closing Balance Sheet, Working Capital as of the date hereof is $(43,172.74) (such amount is referred to herein as the “Target Working Capital Amount”).

(ii) As soon as practicable after the Effective Time, Parent shall review the Closing Balance Sheet and shall cause to be prepared and delivered within sixty (60) days after the Effective Time to the Stockholders’ Agent (as defined in Section 8.7(a)), together with appropriate backup information as shall be reasonably requested by the Stockholders’ Agent, the Closing Balance Sheet as adjusted (the “Adjusted Balance Sheet”), together with a statement of the Company’s Working Capital based upon the Adjusted Balance Sheet (the “Adjusted Working Capital Statement”). If the Stockholders’ Agent does not dispute the Adjusted Balance Sheet or Adjusted Working

Capital Statement within thirty (30) calendar days of delivery of the Adjusted Balance Sheet and Adjusted Working Capital Statement, by written notice (such notice must contain a reasonably detailed statement of the basis of the Stockholders’ Agent’s objection), then the Adjusted Balance Sheet and Adjusted Working Capital Statement will be used in computing any Adjustment Amount (as defined below). The amount, if any, by which the Target Working Capital Amount exceeds the Company’s Working Capital set forth in the Adjusted Working Capital Statement is the “Adjustment Amount.” If the Stockholders’ Agent gives a notice of objection, then Parent and the Stockholders’ Agent shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the actual amount of the Company’s Working Capital at the Effective Time, which amount shall not be less than the amount thereof shown in the Adjusted Working Capital Statement nor more than the Target Working Capital Amount. If, during such period, Parent and the Stockholders’ Agent are unable to reach such agreement, then the issues in dispute will be promptly submitted to an independent nationally recognized accounting firm which shall not have any material relationship with Parent or the Stockholders’ Agent (the “Accountants”) for resolution. If issues in dispute are submitted to the Accountants for resolution, (x) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (y) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants as soon as practicable, but in any event within thirty (30) days after submission of the matter to the Accountants, will be binding and conclusive on the parties; and (z) if the final, binding determination by the Accountants of the Company’s Working Capital at the Effective Time is (A) greater than the Company’s Working Capital as set forth in the Adjusted Working Capital Statement computed by Parent, then Parent will bear the fees of the Accountants or (B) lessthan the Company’s Working Capital as set forth in the Adjusted Working Capital Statement as computed by Parent’s accountants, then the Common Stockholders will bear the fees of the Accountants and the Stockholders’ Agent and Parent shall instruct the Escrow Agent to pay such fees from the Escrow Fund.

(iii) On the third business day following the final determination of the Adjustment Amount, any Adjustment Amount shall be paid by the Common Stockholders by offset against the Escrow Fund (and the Stockholders’ Agent and Parent shall instruct the Escrow Agent to pay such amount from the Escrow Fund) to the extent available, and the remainder, if any, in cash by the Common Stockholders in accordance with Article 8 and the Escrow Agreement.

(iv) Parent and the Stockholder’s Agent agree that they will, and agree to cause their respective accountants and the Accountants and the Surviving Corporation to, take all reasonable action to cooperate and assist in the preparation of the Adjusted Balance Sheet and the Adjusted Working Capital Statement, including making available, to the extent necessary, books, records, work papers and personnel.

(v) The Company (and, following the Effective Time, the Surviving Corporation), the Signing Stockholders and Parent acknowledge and agree that the Closing Balance Sheet and the Adjusted Balance Sheet shall be prepared according to GAAP (as defined in Section 3.13) and in accordance with the preparation of the Company Financial Statements.

                 (i) Certificate Legends. The shares of Parent Common Stock to be issued pursuant to Section 1.1 shall bear the following legend (and any other legends required by state securities laws) until such time as Parent and Parent’s stock transfer agent are reasonably satisfied that such legend is no longer required by applicable law (at which time Parent shall, and shall cause Parent’s transfer agent to, cooperate in the removal of such legend):

        “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR “BLUE-SKY” LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

In addition, the shares of Parent Common Stock to be issued pursuant to Section 1.1 and placed into escrow with the Escrow Agent shall bear the following legend until such shares are released from the escrow pursuant to the Escrow Agreement (at which time Parent shall, and shall cause Parent’s transfer agent to, cooperate in the removal of such legend):

        ADDITIONALLY, THE RECORD OWNERS OF THESE SECURITIES AS OF THE “EFFECTIVE TIME” (AS DEFINED IN THE STOCK EXCHANGE AND MERGER AGREEMENT DATED AS OF JANUARY 7, 2005 AMONG iVILLAGE INC., VIRTUE ACQUISITION CORPORATION, THE COMPANY AND THE OTHER SIGNATORIES THERETO) ARE SUBJECT TO CERTAIN INDEMNIFICATION OBLIGATIONS AND HAVE CERTAIN RIGHTS AND OBLIGATIONS UNDER AN ESCROW AGREEMENT IN RESPECT OF SUCH SHARES. COPIES OF THE AFOREMENTIONED STOCK EXCHANGE AND MERGER AGREEMENT AND THE ESCROW AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF iVILLAGE INC.”

        Notwithstanding the foregoing, upon Parent’s receipt from (i) Le@P of an Investor Representation Statement and (ii) Haimowitz of the certificate representing the shares of Parent Common Stock issued to Haimowitz as part of the Transferred Common Shares Consideration and a stock power related thereto, duly endorsed in blank for transfer, Parent shall use its commercially reasonable efforts to cause its stock transfer agent promptly to cancel the certificate representing such Parent Common Stock and reissue a new certificate in the name of Le@P reflecting Le@P’s ownership thereof. Only the first legend set forth in this Section 1.7(i) shall be placed upon the share certificate issued in the name of Le@P.

                 1.8 Surrender of Certificates; Escrow Fund.

                 (a) Exchange Procedures. At or promptly after the Effective Time and in any event within two (2) business days after the Effective Time, Parent shall mail or cause to be mailed to each holder of record of shares of Outstanding Company Capital Stock (the certificates evidencing such shares being referred to herein as a “Certificate” and, collectively, as “Certificates”), at the address set forth opposite each such holder’s name on the Payment Spreadsheet, a letter of transmittal in substantially the form attached hereto as Exhibit B (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to Continental Stock Transfer and Trust Company (the “Exchange Agent”). Upon surrender of a Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a cash payment equal to the Merger Consideration to which such holder is entitled pursuant to Section 1.7(a), less the amounts withheld and disbursed in accordance with such Section 1.7(a) and less the amount of cash to be deposited into the Escrow Fund on such holder’s behalf pursuant to Sections 1.7(a) and 1.8(b). Until so surrendered, each Certificate outstanding after the Effective Time will be deemed for all corporate purposes to evidence only the right to receive the consideration set forth in Section 1.7(a). Any portion of the Merger Consideration which remains undistributed to the Stockholders six months after the Effective Time shall be delivered to Parent upon demand, and any Stockholders that have not complied with this Section 1.8(a) shall thereafter look only to Parent for payment of their claim for the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any Stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by Stockholders three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.2(a)) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

                 (b) Escrow Amount. In connection with the Stock Exchange and the Merger, Parent, the Stockholders’ Agent, Continental Stock Transfer and Trust Company (the “Escrow Agent”), Haimowitz, individually, and Kenneth Nolan (“Nolan”) are entering into the escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, in connection with any payment hereunder, Parent shall withhold from the shares issued to each of the Rollover Stockholders pursuant to Section 1.1 (excluding the Transferred Common Shares Consideration) and the cash otherwise payable to each holder of outstanding Common Stock (the “Common Stockholders”) in accordance with Section 1.7(a) cash and shares (the “Escrow Shares”) in an amount equal to such holder’s Pro Rata Share of the Escrow Amount as set forth on the Payment Spreadsheet. For purposes of the foregoing, each such holder’s “Pro Rata Share” shall be a fraction whose numerator is the aggregate number of shares of Common Stock held by such holder immediately prior to the Stock Exchange, and whose denominator is the aggregate number of shares of Common Stock outstanding immediately prior to the Stock Exchange and “Escrow Amount” shall initially mean $1,720,000 (with references to the Escrow Amount in this Agreement, as at any applicable date, giving effect to any reduction of such amount from time to time (including, without limitation, the Step-Down pursuant to Article 8 of this Agreement)). In calculating each Common Stockholder’s Pro Rata Share of the Escrow Amount to be withheld from the shares or cash to which such Common Stockholder is otherwise entitled under Section 1.1 and Section 1.7, the shares shall be valued at $5.98 per share. Amounts to be withheld in respect of each Rollover Stockholder’s Pro Rata Share of the Escrow Amount shall be withheld first from shares of Parent Common Stock issued pursuant to Section 1.1. If the value of such withheld shares (which shall be valued at $5.98 per share) is insufficient to provide for such Rollover Stockholder’s Pro Rata Share of the Escrow Amount, then and only to the extent of such insufficiency shall cash otherwise payable to such Rollover Stockholder in respect of Common Stock be withheld by Parent to satisfy such Rollover Stockholder’s obligations in respect of the Escrow Amount. Promptly following the Effective Time, Parent shall cause the Escrow Amount consisting of cash and shares to be deposited with the Escrow Agent and the Escrow Agent shall hold such shares in its vault and such cash in an interest bearing escrow account (collectively, the shares and cash, the “Escrow Fund”) as security for the indemnification obligations under Article 8 and for purposes of paying any Adjustment Amount pursuant to Section 1.7(h)(iii). All income and gains earned on the Escrow Fund shall be included by Parent as taxable income or loss of Parent and the Escrow Agreement shall provide for the Escrow Agent to make quarterly distributions to Parent equal to forty percent (40%) of the taxable income recognized on the Escrow Fund in such quarter to satisfy any tax obligations that arise as a result of such income and gains being attributed to Parent. Any income and gains of the Escrow Fund shall be available to Parent as part of the Escrow Fund, but if not paid to Parent in connection with the indemnification obligations owed to any Parent Indemnitee, or paid to Parent to cover Taxes, shall ultimately be distributable to the Common Stockholders in accordance with this Agreement and the Escrow Agreement. The parties acknowledge and agree that any amounts (whether principal or income and gains on principal earned during the term of the Escrow Fund) distributed by the Escrow Agent from the Escrow Fund to the Common Stockholders pursuant to the terms of the Escrow Agreement shall be treated, for U.S. federal income tax purposes, as additional consideration paid to the Common Stockholders for their shares pursuant to the Stock Exchange and the Merger as and when that amount is distributed.

                 1.9 No Further Ownership Rights in the Company Capital Stock; Transfers of Ownership. The Merger Consideration delivered upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of the Company Capital Stock represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and will otherwise be in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

                 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost,

stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.7.

                 1.11 Taking of Necessary Action; Further Action. Each of the Signing Stockholders, Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2. Items to be Delivered in Connection with the Stock Exchange and the Merger.

                 2.1 Items to be Delivered by Parent. Concurrently with the execution and delivery of this Agreement, Parent shall have delivered to the Company each of the following:

                 (a) Escrow Agreement. An Escrow Agreement in the form attached hereto as Exhibit C, duly executed by the Escrow Agent, Parent and Merger Sub.

                 (b) Nasdaq Listing. Evidence that Parent Common Stock to be issued in the Stock Exchange shall have been authorized for listing, to the extent determined by Parent in good faith to be necessary, on the Nasdaq/National Market System upon official notice of issuance.

                 (c) Certified Minutes. A copy of the Parent board resolutions with respect to the substitution of Company Stock Options, certified by Parent’s secretary.

                 2.2 Items to be Delivered by the Company. Concurrently with the execution and delivery of this Agreement, the Company shall have delivered to Parent each of the following:

                 (a) Escrow Agreement. An Escrow Agreement in the form attached hereto as Exhibit C, duly executed by the Escrow Agent, the Company and the Stockholders’ Agent.

                 (b) Investor Representation Statement. An Investor Representation Statement in substantially the form of Exhibit D, duly executed by Le@p and each Rollover Stockholder.

                 (c) Non-Competition, Non-Disclosure and Assignment of Inventions Agreement. A Non-Competition, Non-Disclosure and Assignment of Inventions Agreement in the form of Exhibit E, duly executed by Haimowitz.

                 (d) FIRPTA. The Company shall have delivered to Parent a properly executed certification, in the form of Exhibit F, certifying that the shares of Company Capital

Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

                 (e) Officers’ Certificate. The certification attached hereto as Exhibit G with respect to the Company Financial Statements, duly executed by the Company’s Chief Financial Officer and Chief Executive Officer.

                 (f) Payment Spreadsheet. A spreadsheet attached hereto as Schedule 2.2(f), certified as complete and correct by the Chief Executive Officer of the Company as of the Effective Time, which shall separately list, as of the Effective Time: (i) all record holders of Outstanding Company Capital Stock and their respective addresses, (ii) the number of shares of Outstanding Company Capital Stock held of record by each such holder, (iii) the number of shares of Parent Common Stock to be issued to each such holder that is a Rollover Stockholder pursuant to Section 1.1, (iv) the amount of cash to be paid to each such holder pursuant to Section 1.7(a), (v) the number of shares of Parent Common Stock to be deposited into the Escrow Fund on behalf of each such holder that is a Rollover Stockholder pursuant to Sections 1.1 and 1.8(b), (vi) the amount of cash to be deposited into the Escrow Fund on behalf of each such Common Stockholder pursuant to Sections 1.7(a) and 1.8(b) and (vii) each Common Stockholder’s Pro Rata Share.

                 (g) Opinion. An opinion of counsel to the Company with respect to the Stock Option Plan in the form attached hereto as Exhibit H.

                 (h) Termination. Written evidence of the Company’s termination of the Joint Venture Agreement, dated as of June 5, 2000, by and between the Company and the New England Center for Headache, P.C. or its predecessor.

                 (i) Stockholder Information Statement. The Company shall have delivered to Parent properly addressed packages to each Stockholder with postage pre-paid.

                 (j) Certified Minutes. A copy of the Company board minutes (or resolutions adopted by unanimous written consent in lieu thereof) with respect to the Stock Exchange and Merger, and the approval of this Agreement, certified by the Company’s secretary.

        3. Representations and Warranties of the Company. Except as disclosed in a document of even date herewith and attached hereto (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution and delivery of this Agreement referencing the particular Section of this Agreement to which exception is being taken (it being understood and agreed by the parties hereto that the disclosure of any fact or item in any such section of the Company Disclosure Schedule shall, should the fact or item be relevant to any other section of this Agreement or the Company Disclosure Schedule, be deemed disclosed with respect to such other section of this Agreement or the Company Disclosure Schedule, but only to the extent such relevance is readily apparent on the face of such disclosure without the need for investigation or inquiry by Parent), the Company represents and warrants to Parent and Merger Sub as follows:

                 3.1 Organization, Standing and Power.

                 (a) The Company and each subsidiary of the Company (a “Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each Subsidiary has all necessary power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified and in good standing. The Company has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of the Company and each Subsidiary, each as amended through the time immediately prior to the Effective Time, to Parent. Except as set forth on Schedule 3.1(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                 (b) The name of each Subsidiary and its jurisdiction of incorporation is set forth on Schedule 3.1(b) of the Company Disclosure Schedule. Other than as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, the Company has no subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                 3.2 Company Authority. The Company has all corporate power and authority to enter into this Agreement and any related agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. A correct and complete copy of the minutes of the meeting of the Board of Directors of the Company (or resolutions adopted by unanimous written consent in lieu thereof) at which this Agreement was approved has been provided to Parent. The affirmative vote of (i) the holders of a majority of the shares of the Common Stock, Series A Preferred Stock and Series B Preferred Stock outstanding, (ii) the holders of two-thirds of the shares of Series A Preferred Stock and Series B Preferred Stock outstanding; (iii) a majority of the holders of the Series A Preferred Stock; and (iv) a majority of the holders of the Series B Preferred Stock, each on the record date for the written consent of Stockholders relating to this Agreement is the only vote of the holders of any of the Company’s capital stock necessary under Delaware Law to approve this Agreement and the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the stockholders of the Company by the requisite vote or written consent required by applicable law and the Company’s Certificate of Incorporation. Each of this Agreement and the Escrow Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company and the Stockholders, enforceable against the Company and all of its Stockholders in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. Except as set forth in Schedule 3.2 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Escrow Agreement by the Company and each Signing Stockholder party hereto or thereto, as applicable, does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation, breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, (i) any provision of the

Certificate of Incorporation or Bylaws of the Company or any Subsidiary, each as amended through the time immediately prior to the Effective Time, (ii) any material mortgage, indenture, lease, credit agreement, contract or other agreement or instrument to which the Company or any Subsidiary is a party or by which they or any of their properties or assets may be bound or subject, including those listed on Schedule 3.22(a) of the Company Disclosure Schedule, (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or by which any of their properties or assets may be bound or subject or (iv) any license, sublicense or other agreement relating to any Intellectual Property or Third Party Intellectual Property Rights (each as defined in Section 3.18). Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) or third party is required to be obtained, made or provided by or with respect to the Company, any Subsidiary or any Stockholder in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

                 3.3 Governmental Authorization. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their properties or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest and all of such authorizations are in full force and effect.

                 3.4 Title to Property. The Company has good and marketable title to all of its and any Subsidiary’s properties, interests in properties and assets, real and personal of the nature to be reflected on a balance sheet under GAAP, reflected on the Current Balance Sheet (as defined in Section 3.13(a)) or acquired after December 31, 2003 (except properties, interests in properties and assets sold or otherwise disposed of since the Current Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and set forth on Schedule 3.4 of the Company Disclosure Schedule, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Current Balance Sheet. The property and equipment of the Company that are used in the operations of its or any Subsidiary’s businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company or any Subsidiary are reflected in the Current Balance Sheet at the Current Balance Sheet Date to the extent GAAP requires the same to be reflected. All leases to which the Company or any Subsidiary is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to

Parent. The Company owns no real property. Schedule 3.4 of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Correct and complete copies of all such of real property leases have been provided to Parent.

                 3.5 Environmental Matters.

                 (a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                 (b) The Company is not and has not been in violation of any Environmental Law relating to the properties or facilities of the Company at which any part of the Company’s or any Subsidiary’s business is or has been conducted. The Company has not used, generated, manufactured or stored on or under any part of its properties or facilities at which any part of the Company’s or any Subsidiary’s business is or has been conducted, or transported to or from any part thereof, any Hazardous Materials in violation of any applicable Environmental Laws. There has not been any presence, disposal, or release of any Hazardous Materials on, from or under any part of the Company’s or any Subsidiary’s properties or facilities at which any part of the Company’s or any Subsidiary’s business is or has been conducted. No civil, criminal or administrative action, proceeding or investigation is pending against the Company or any Subsidiary, or to the knowledge of the Company, threatened against the Company, and the Company is not aware of any facts or circumstances which could form the basis for assertion of a claim or liability, regarding non-compliance with Environmental Laws relating to the Company’s business.

                 3.6 Taxes. (a) The Company and each other corporation (if any) included in any consolidated or combined Tax return in which the Company has been included (i) have filed, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by them through the Effective Time (the “Company Returns”) with the appropriate governmental agencies in all jurisdictions in which the Company Returns are required to be filed and have timely paid all amounts shown thereon to be due;

(ii) have paid all Taxes of the Company (or such other corporation) required to have been paid by the Company (or such other corporation) on or before the date hereof; and (iii) currently are not the beneficiary of an extension of time within which to file any Tax return or Tax report. All such Company Returns are correct and complete in all material respects.

                 (b) All Taxes of the Company attributable to all periods up to the date hereof, to the extent not required to have been previously paid, have been adequately provided for on the Closing Balance Sheet in accordance with GAAP.

                 (c) No Tax returns of the Company are currently under examination by the Internal Revenue Service (the “IRS”) or any state, local or foreign taxing authority, and no waivers of statutes of limitations have been given with respect to the Company that are still in effect.

                 (d) Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the IRS or by any other taxing authorities of any Taxes of the Company have been fully paid or are adequately provided for on the Closing Balance Sheet.

                 (e) The Company has not agreed to, nor is it required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                 (f) The Company is not a party to any agreement or contract with any “disqualified individual” (as defined in Section 280G(c) of the Code) that, by reason of the transactions contemplated hereby and occurring on or prior to the date hereof or taking into account any other agreements or contracts currently in effect between the Company and such disqualified individual, will result in the disallowance of any deduction for any payment under such agreement or contract as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

                 (g) The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c) of the Code.

                 (h) The Company has complied with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any state or foreign laws) and has, within the time and in the manner required by law, withheld from employee wages and paid over to proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                 (i) The Company is not liable for Taxes of any other person or entity by virtue of Section 6901 of the Code, Treas. Reg. §1.1502-6 or otherwise.

        As used in this Agreement: “Tax” means any of the Taxes and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity.

                 3.7 Employees; Employee Benefit Plans.

                 (a) Schedule 3.7(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company or any Subsidiary (including any employee of the Company or any Subsidiary who is on a leave of absence): (i) the name of such employee and the date as of which such employee was originally hired by the Company or any Subsidiary; (ii) such employee’s title; (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, incentive compensation and other payments or benefits of any type) received by such employee from the Company or any Subsidiary with respect to services performed in 2003; (iv) such employee’s annualized compensation as of December 31, 2004; and (v) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company or any Subsidiary and the dates of issuance and expiration of such visa or other permit.

                 (b) Except as disclosed on Schedule 3.7(b)(i) of the Company Disclosure Schedule, the employment of the Company’s and each Subsidiary’s employees is terminable by the Company or the applicable Subsidiary at will. Except as disclosed on Schedule 3.7(b)(ii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary uses, or has used during the two years preceding the date hereof, the services of any independent contractors.

                 (c) Schedule 3.7(c) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, medical or life insurance, supplemental unemployment benefits, retirement, savings, profit-sharing or pension plan, program or agreement (collectively, the “Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate (as defined below) for the benefit of any employee of the Company or any ERISA Affiliate. As of the date hereof, neither the Company nor any ERISA Affiliate intends or has committed to establish or enter into any new Plan, and, except as may be required by applicable law and except as set forth on Schedule 3.7(c) of the Company Disclosure Schedule, to amend or modify any Plan. Except as set forth in Schedule 3.7(c) of the Company Disclosure Schedule, none of the Plans are subject to the laws of any country other than those of the United States.

                 (d) The Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each

Plan; (iv) all material written contracts or agreements relating to each Plan, including administrative service agreements and group insurance contracts; (v) all written materials, as of January 1, 2002, provided to any employee of the Company or any Subsidiary relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Subsidiary; (vi) all correspondence to or from any governmental body relating to any Plan; (vii) all COBRA forms and related notices; (viii) all insurance policies in the possession of the Company or any Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ix) all discrimination tests required under the Code for each Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; (x) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Plan intended to be qualified under Section 401(a) of the Code and (xi) accurate and complete copies of all employee manuals and handbooks, disclosure materials, and policy statements relating to the employment of the current and former employees of the Company or any Subsidiary.

                 (e) Except as set forth on Schedule 3.7(e) of the Company Disclosure Schedule, (i) the Company and each Subsidiary have substantially performed all obligations required to be performed by it under each Plan and is not in default under or violation of, (ii) the Company has no knowledge of any default under or violation by any other party of, the terms of any Plan and (iii) each Plan has been established and maintained in all material respects in accordance with its terms and is in material compliance with all applicable laws and other legal requirements, including ERISA and the Code. Any Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Plan. To the knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan. There are no claims or legal proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Plan or against the assets of any Plan. Each Plan (other than any Plan to be terminated on or prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after Closing in accordance with its terms, without liability to Parent, the Company, any Subsidiary or the Surviving Corporation (other than ordinary administration expenses and benefits or claims incurred under the terms of the Plan prior to the date of termination). There are no audits, inquiries or legal proceedings pending or, to the knowledge of the Company threatened, by any governmental body with respect to any Plan. Neither the Company nor any Subsidiary has ever incurred any penalty or tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Subsidiary have made all contributions and other payments required by and due under the terms of each Plan.

                 (f) Neither the Company nor any Subsidiary nor any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”) has in the last six (6) years contributed or been obligated to contribute to any (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA; or (ii) multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                 (g) No Plan provides (except at no cost to the Company or any Subsidiary), or reflects or represents any liability of the Company or any Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable federal, state, local or foreign laws and other legal requirements. Other than commitments made that involve no future costs to the Company or any Subsidiary, neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee of the Company or any Subsidiary (either individually or to employees of the Company or any Subsidiary as a group) that such employee(s) would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable federal, state, local or foreign laws and other legal requirements.

                 (h) Except as disclosed on Schedule 3.7(h) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event under any Plan or trust agreement pursuant thereto that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company or any Subsidiary.

                 (i) The Company’s board of directors has taken all corporate action necessary to authorize the termination of the Company’s 401(k) Plan.

                 3.8 Employee Matters. The Company and any Subsidiary are, and at all times have been, in compliance with all currently applicable laws and regulations respecting discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, including the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state law. The Company and any Subsidiary are not engaged in any unfair labor practice. There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated material claims or legal proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy. The Company has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. The Company is not a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union to organize its employees. There is no claim pending against the Company based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortuous conduct, nor, to the knowledge of the Company, is there any basis for such claim. In addition, the Company has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation earned and presently due and payable up through the date of this Agreement.

                 3.9 Insurance. Schedule 3.9 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company or any Subsidiary and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Schedule 3.9 of the Company Disclosure Schedule. The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. Each of the insurance policies identified in Schedule 3.9 of the Company Disclosure Schedule is in full force and effect. Except as set forth in Schedule 3.9 of the Company Disclosure Schedule, there is no material claim pending under any of such policies identified in Schedule 3.9. Neither the Company nor any Subsidiary has received any written, or to the knowledge of the Company other, notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds.

                 3.10 Compliance with Laws. Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, the Company and each Subsidiary have complied with, are not in violation of and have not received any written, or to the knowledge of the Company other, notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of their respective business, or the ownership or operation of their respective business. The Company and each Subsidiary have complied with, are not in violation of, and have not received any written, or to the knowledge of the Company other, notices of violation with respect to, any federal or state privacy, confidentiality, health, consumer protection, advertising, electronic mail or data security laws and regulations.

                 3.11 Brokers’ and Finders’ Fees. Except as set forth in Schedule 3.11 of the Company Disclosure Schedule, the Company has not, and no Subsidiary has, incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                 3.12 Capital Structure; Title to Shares.

                 (a) Capital Structure. The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, of which 12,301,610 shares were issued and outstanding as of the close of business on January 6, 2005, (ii) 3,500,000 shares of the Series A Preferred Stock, of which 3,211,903 shares were issued and outstanding as of the close of business on January 6, 2005 and (iii) 6,225,000 shares of the Series B Preferred Stock, of which 6,000,000 shares were issued and outstanding as of the close of business on January 6, 2005. All shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. The shares of the Company Capital Stock owned by the Stockholders as set forth in the Payment Spreadsheet constitute all of the issued and outstanding capital stock of the Company. Except for the rights created pursuant to this Agreement and as set forth on Schedule 3.12(a) of the Company Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Company Capital Stock (i) between or among the Company and any of the Stockholders and (ii) to the knowledge of the Company, between or among any of the Stockholders. Each outstanding share of Series A Preferred Stock and Series B Preferred Stock is convertible into one share of Company Common Stock. All shares of Company Capital Stock and all Stock Options and Warrants have been issued and granted in compliance with (y) all applicable federal and state securities laws and other applicable legal requirements, and (z) except as set forth on Schedule 3.12(a)(z) of the Company Disclosure Schedule, any requirements set forth in the Company Certificate of Incorporation and Bylaws and applicable Company contracts.

                 (b) As of the date of this Agreement 5,000,000 shares of Common Stock are reserved for future issuance under the 2000 Healthology, Inc. Stock Option Plan (the “Stock Option Plan”), of which options to purchase 1,209,705 shares are outstanding. The Company does not have any other stock option plan. Schedule 3.12(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Stock Option outstanding as of the date hereof (whether vested or unvested): (i) the name of the holder of such Stock Option; (ii) the total number of shares of Company Capital Stock that are subject to such Stock Option and the number of shares of Company Capital Stock with respect to which such Stock Option is immediately exercisable; (iii) the date on which such Stock Option was granted or issued and the term of such Stock Option; (iv) the vesting schedule for such Stock Option, if applicable; (v) the exercise price per share of Company Capital Stock purchasable under such Stock Option; and (vi) whether such Stock Option has been designated an “incentive stock option” as defined in Section 422 of the Code. As of the Effective Time, each such issued and outstanding Stock Option will represent only a right to purchase shares of Parent Common Stock. As of the Effective Time, no such Stock Option will represent a right to purchase, acquire or convert into, or obligate the Company to issue, any shares of capital stock of the Company or any rights, options or warrants to purchase or acquire capital stock of the Company. Assuming that an option agreement (providing for the issuance of duly authorized Parent Common Stock upon exercise of a Stock Option) is delivered to the holders of Stock Options, each such Substituted Option will be issued in substitution for a previously outstanding Stock Option in accordance with the Stock Option Plan and any related option agreement. No consent of any participant in the Stock Option Plan is required to be obtained in connection with each such substitution. Except for Stock Options granted pursuant to the Stock Option Plan and as set forth in Schedule 3.12(b) of the Company Disclosure Schedule, there is no: (w) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (x) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (y) contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (z)

condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

                 (c) As of the Effective Time, each Warrant will represent only a right to purchase the Merger Consideration which would have been payable to the holder thereof had such holder exercised such Warrant through the Effective Time. As of the Effective Time, no such Warrant will represent a right to purchase, acquire or convert into, or obligate the Company to issue, any shares of capital stock of the Company or any rights, options or warrants to purchase or acquire capital stock of the Company.

                 (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

                 (e) The appropriate distribution of the Merger Consideration (following the completion of the Stock Exchange as set forth in the Payment Spreadsheet) pursuant to the Certificate of Incorporation, as amended immediately prior to the Effective Time, is as set forth in the Payment Spreadsheet.

                 3.13 Financial Statements. (a) The Company has delivered to Parent the following consolidated financial statements (collectively, the “Company Financial Statements”):

(i) the unaudited consolidated balance sheet of the Company December 31, 2003 (the “Company Balance Sheet,” and the date thereof is referred to herein as the “Company Balance Sheet Date”) and the related unaudited consolidated income statements, statements of stockholders’ equity and statements of cash flows of the Company for the year ended December 31, 2003, together with the notes thereto;

(ii) the unaudited consolidated balance sheet of the Company as of September 30, 2004 and the related unaudited consolidated income statements of the Company for the nine months then ended and the nine months ended September 30, 2003;

(iii) the unaudited consolidated balance sheet of the Company as of December 30, 2004 (the “Current Balance Sheet,” and the date thereof is referred to herein as the “Current Balance Sheet Date”) and the related unaudited consolidated income statements of the Company for the twelve months then ended and the twelve months ended December 31, 2003; and

(iv) the Closing Balance Sheet.

                 (b) The Company Financial Statements are accurate and complete in all material respects, consistent with the Company’s books and records, and present fairly the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations (and, in the case of the consolidated financial statements referred to in Section 3.13(a)(i), consolidated cash flows of the Company) for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered and consistent with each other (except that the Company Financial Statements referred to in Section 3.13(a)(ii), (iii) and (iv) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

                 (c) The Company does not have any off-balance sheet arrangements as defined in Item 303(c) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

                 3.14 Absence of Certain Changes. Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, since the Current Balance Sheet Date, the Company has conducted its business in the ordinary course and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to the Company; (ii) any destruction, loss of or damage to, or any acquisition, sale or transfer of, any material asset of the Company other than in the ordinary course of business; (iii) any change in accounting principles or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (v) any material contract entered into by the Company, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, any material contract to which the Company is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of the Company; (vii) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees or (viii) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and negotiations which have concluded without resulting in any agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of the Company’s capital stock.

                 3.15 Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Current Balance Sheet and (ii) those incurred since December 15, 2004 in the ordinary course of business consistent with the accounting principles and practices used in the Company Financial Statements.

                 3.16 Litigation. There is no material private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective properties or assets or any of their respective officers or directors. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such action, suit, proceeding, claim, arbitration or investigation. There is no judgment, decree or order against the Company or any

Subsidiary, or, to the knowledge of the Company, any of their directors or officers, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement. All actions, suits, proceedings, claims, arbitrations or investigations to which the Company or any Subsidiary is a party (or, to the knowledge of the Company, to which the Company or any Subsidiary has been threatened to be made a party) are disclosed in Schedule 3.16 of the Company Disclosure Schedule.

                 3.17 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or proposed business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

                 3.18 Intellectual Property.

                 (a) The Company owns, or is licensed or otherwise possesses legally valid rights to use, all (whether registered or unregistered) copyrights, trademarks, trade names, service marks, and any applications therefor, domain names, opt-in lists, client lists, Company Content (as defined in Section 3.18(i)), know-how, trade secrets and the content management computer software programs and applications as set forth on Schedule 3.18(h) of the Company Disclosure Schedule (in both source code and object code form), that are used in the business of the Company or any Subsidiary as currently conducted by the Company or any Subsidiary. The Company is the exclusive owner of a United States trademark registration for the “Healthology”name and logo.

                 (b) Schedule 3.18(b) of the Company Disclosure Schedule lists (i) all copyright registrations and applications, patents and patent applications, trademark registrations and applications and material unregistered trademarks, owned by the Company or any Subsidiary and included in the Intellectual Property (as hereafter defined) that is used in the business of the Company or any Subsidiary as currently conducted by the Company or any Subsidiary, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all written (and all material non-written) licenses, sublicenses and other agreements in effect as to which the Company or any Subsidiary is a licensor and pursuant to which any other person is authorized to use any material Intellectual Property or content other than nonexclusive licenses granted in the ordinary course of business (including, without limitation, content licenses and joint venture agreements) and (iii) all exclusive licenses, sublicenses and other agreements in effect, and all non-exclusive licenses, sublicenses and other agreements in effect involving amounts in excess of $10,000 individually or $25,000 in the aggregate, as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any third party copyrights, patents or trademarks, know-how or other Intellectual Property, including content (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any the Company or Subsidiary product or which are used in connection with any services offered by or performed by the Company or any Subsidiary. “Intellectual Property” as used herein means all registered or unregistered copyrights, patents, patent applications, trademarks, trade names, service marks, and any applications therefor, domain names, opt-in lists, client lists, works of authorship, know-how, trade secrets, computer software programs or applications (in both source code and object code form), technology, algorithms, processes and tangible or intangible proprietary information or material.

                 (c) Except as set forth on Schedule 3.18(c) of the Company Disclosure Schedule, to the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any Subsidiary by any third party, including any employee or former employee of the Company. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales agreements or licensing agreements arising in the ordinary course of business. Except as disclosed on Schedule 3.18(b) of the Company Disclosure Schedule, there are no royalties, fees or other payments payable by the Company or any Subsidiary to any Person by reason of the ownership, use, sale or disposition of Intellectual Property pursuant to licenses, sublicenses and other agreements in effect involving amounts in excess of $10,000 individually or $25,000 in the aggregate.

                 (d) To the knowledge of the Company, all material copyrights, patents and registered trademarks owned by the Company or any Subsidiary are listed on Schedule 3.18(b) of the Company Disclosure Schedule, and are valid and subsisting. The business of the Company or any Subsidiary as currently conducted and as conducted over the past two years prior to the date hereof by the Company or any Subsidiary is not infringing, misappropriating or making unlawful use of any Intellectual Property or other proprietary right owned by any third party except as set forth on Schedule 3.18(d) of the Company Disclosure Schedule, and, except as set forth on Schedule 3.18(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has within the last two years prior to the date hereof received any notice or other communication (in writing or, to the knowledge of Company, otherwise) of any actual or alleged infringement, misappropriation or unlawful use by the Company or any Subsidiary of any Intellectual Property or other proprietary right owned by any third party. Neither the Company nor any Subsidiary has (i) been sued in any suit, action or proceeding which involves a claim of infringement by the Company or any Subsidiary of any copyrights, patents, trademarks, tradenames or service marks, or violation by the Company or any Subsidiary of any Intellectual Property or other proprietary right of any third party or (ii) brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The Company has used commercially reasonable efforts, to the knowledge of the Company, to enforce its rights with respect to material trademarks where such efforts are required to maintain the validity of those trademarks.

                 (e) To the knowledge of the Company (excluding knowledge of the specific employee or independent contractor involved), no employee or independent contractor of the Company or any Subsidiary is in violation of any term of any confidentiality or non-disclosure agreement, copyright assignment or “work-for-hire” agreement, invention disclosure agreement or employment contract in relation to any confidentiality or non-disclosure obligation or in relation to any matter relating to Intellectual Property.

                 (f) The Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Intellectual

Property owned by the Company or any Subsidiary (except such Intellectual Property whose value does not derive from confidentiality).

                 (g) The Company has provided to Parent a complete and accurate copy of each standard form of the following Intellectual Property contracts used by the Company or any Subsidiary (i) license agreement, (ii) employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property rights or any confidentiality provision, (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property rights or any confidentiality provision and (iv) confidentiality or nondisclosure agreement. All current employees of the Company or any Subsidiary have signed agreements containing confidentiality and non-disclosure provisions that are substantially similar in substance to the provisions contained in the standard forms provided by the Company to Parent. The Company or a Subsidiary, as a matter of law or pursuant to a written contract, owns, or has the right to compel assignment of ownership rights to the Company or a Subsidiary, with respect to all relevant copyright and trade secret rights in any work of authorship or computer software created by an employee or independent contractor that arises from the employee’s or independent contractor’s work for the Company or a Subsidiary, or which is otherwise material to the conduct of the business of the Company or any Subsidiary as presently conducted.

                 (h) A complete list of the Company’s proprietary and non-proprietary content management software (the “Company Software”), together with a brief description, is set forth in Schedule 3.18(h) of the Company Disclosure Schedule. The Company Software operates in the manner required in order to conduct the business of the Company as it is currently conducted.

                 (i) A complete list of the Company’s proprietary content and the proprietary content of any Subsidiary (the “Company Content”), is set forth in Schedule 3.18(i) of the Company Disclosure Schedule. The Company Content is an original work of authorship commissioned by the Company or a Subsidiary and created as a work for hire by employees or consultants of the Company or any Subsidiary except as set forth in Schedule 3.18(i).

                 (j) All of the Company’s material computer-based systems are able to operate and effectively process data.

                 3.19 Interested Party Transactions. The Company is not indebted to any director, officer, employee or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company.

                 3.20 Books and Records.

                 (a) The minute books, stock record books, and other records of the Company and any Subsidiary, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company and any Subsidiary contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of the Company and any Subsidiary, as applicable, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the date hereof, all of those books and records are in the possession of the Company.

                 (b) The Company has maintained and maintains accurate books of account and other books and records reflecting its and any Subsidiary’s assets and liabilities and maintains proper and adequate internal accounting controls. The Company has disclosed to Parent any (i) significant deficiency or material weakness in the design or operation of internal control over financial reporting (as such term is defined in Rule 13a-15 of the Exchange Act), which have in the past or are reasonably likely to affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case since January 1, 2003 and in each case of which the Company is aware.

                 3.21 [Reserved].

                 3.22 Material Contracts.

                 (a) All contracts and agreements to which the Company is a party involving amounts in excess of $10,000 individually or $25,000 in the aggregate are listed on Schedule 3.22(a) of the Company Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Company, and to the knowledge of the Company is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect following the Effective Time in accordance with the terms thereof as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or, to the knowledge of the Company, by any such other party, or permit termination, modification or acceleration, under the agreement. The Company is not a party to any oral contract, agreement or other arrangement involving in excess of $10,000 individually (or representing $25,000 in the aggregate), other than the agreements listed on Schedule 3.22(a) of the Company Disclosure Schedule.

                 (b) Attached to Schedule 3.22(b) of the Company Disclosure Schedule is evidence reasonably satisfactory to Parent of the consent or approval of those persons whose consent or approval is required in connection with the Merger and listed on Schedule 3.22(b) of the Company Disclosure Schedule.

                 (c) Employee Plans. As of the Effective Time, the Company has terminated the Healthology 401(k) Profit-Sharing Plan.

                 (d) Stockholder Agreement and Investor Rights Agreement. As of the execution and delivery hereof, the Company has caused to be terminated the Amended and Restated Stockholders Agreement dated as of August 3, 2000, and amended December 29, 2000, the First Amended and Restated Investor Rights Agreement dated as of August 3, 2000 and the put rights in the Series A Stock Purchase Agreement dated March 1, 2000 and the Series B Stock Purchase Agreement dated August 3, 2000.

                 3.23 Inventory. The inventories shown on the Company Financial Statements or thereafter acquired by the Company, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with GAAP applied on a basis consistent with the Company Financial Statements. The Company is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers. Since December 31, 2003, adequate provision has been made on the books of the Company consistent with the Company Financial Statements to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

                 3.24 Accounts Receivable.

                 (a) Schedule 3.24 of the Company Disclosure Schedule contains a list of all accounts receivable of the Company and any Subsidiary as of the date of the Closing Balance Sheet, together with an aging schedule indicating a range of days elapsed since invoice.

                 (b) Subject to any reserves set forth in the Closing Balance Sheet, the accounts receivable shown on the Closing Balance Sheet are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with the accounting principles and practices used in the Company Financial Statements, in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims. The Company has no reason to believe that the accounts receivable will not be collected in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Closing Balance Sheet.

                 3.25 Financial Projections/Operating Plan. The Company has made available to Parent certain financial projections with respect to the Company’s business which projections were prepared for internal use only. Such projections were prepared in good faith and are based on assumptions believed by the Company to be reasonable as of the date of this Agreement; however, the Company does not warrant that it will achieve any results projected in the Business Plan.

                 3.26 State Takeover Statutes. The Company board of directors has taken all actions necessary so that the restrictions contained in Section 203 of the Delaware Law are not applicable to Parent, Merger Sub or this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the transactions contemplated by this Agreement.

                 3.27 Customers and Suppliers.

                 (a) Schedule 3.27(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the twenty (20) largest customers of the Company on the basis of aggregate contract value. Schedule 3.27(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of the twenty (20) largest suppliers of the Company on the basis of cost of content, goods or services purchased by the Company during the last twelve (12) calendar months since the date of this Agreement.

                 (b) As of the date hereof, no customer which individually accounted for more than five percent (5%) of the Company’s gross revenues during the twelve (12) month period preceding the date hereof and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or has at any time on or after December 31, 2003, decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the knowledge of the Company, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

                 3.28 Condition and Sufficiency of Assets. The buildings, structures, and equipment of the Company are structurally sound, are in good operating condition and repair (subject to ordinary wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s businesses after the date hereof in substantially the same manner as conducted prior to the date hereof.

        3A. Representations and Warranties of Each Signing Stockholder. Each Signing Stockholder represents and warrants, severally and not jointly, as follows:

                 (a) Such Signing Stockholder has full right, power and authority to enter into, perform and consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Signing Stockholder and is a legal, valid and binding obligation of such Signing Stockholder, enforceable against such Signing Stockholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

                 (b) Such Signing Stockholder has good and valid title to the shares of the Company Capital Stock held by such Signing Stockholder, free and clear of any lien, pledge, charge, security interest, encumbrance, title retention agreement, hypothecation, adverse claim, option, or equity. Upon the delivery to Parent of the share certificates of Company Capital Stock owned by each Signing Stockholder who is a Rollover Stockholder at the effective time of the Stock Exchange, good and valid title to all of the then Outstanding Company Capital Stock held by such Signing Stockholder will have been acquired by Parent, free and clear of all liens, pledges, charges, security interests, encumbrances, title retention agreements, hypothecations, adverse claims, options, or equities whatsoever, other than any created by Parent or Merger Sub.

        4. Representations and Warrantees of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company and the Stockholders as follows:

                 4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted. Parent has made available true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Parent and Merger Sub, each as amended to date, to the Company.

                 4.2 Capital Structure. The authorized capital stock of Parent consists of 200,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, par value $.01, of which there were issued and outstanding as of the close of business on November 10, 2004, 71,601,345 shares of Common Stock, and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Parent other than shares of Parent Common Stock issued after November 10, 2004 upon the exercise of options issued under the Parent 1999 Employee Stock Option Plan, the Parent 1999 Acquisition Stock Option Plan, the Parent 1997 Amended and Restated Acquisition Stock Option Plan, the Parent 1995 Amended and Restated Employee Stock Option Plan, the Parent 1999 Directors Option Plan, 1999 Non-Qualified Stock Option Plan, the Amended 2001 Non-Qualified Stock Option Plan, or shares of Parent Common Stock issued under the Parent 1999 Employee Stock Purchase Plan. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock all of which are issued and outstanding and are held by Parent. All outstanding shares of Parent and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable. The shares of Parent Common Stock to be issued pursuant to Section 1.1 of this Agreement will be duly authorized, validly issued, fully paid, and nonassessable and free and clear of any liens, pledges, charges, security interests, encumbrances, title retention agreements, hypothecations, adverse claims, options, or equities other than as created by the Rollover Stockholders.

                 4.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, (ii) filings required under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Delaware Law and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                 4.4 SEC Documents; Financial Statements. Parent has made available to the Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since March 15, 2004, through the date hereof (collectively, the “Parent SEC Documents”). In addition, Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms or have terminated, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects as to form with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document prior to the date hereof. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

                 4.5 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        5. Covenants.

                 5.1 Parent Covenants.

                 (a) Preservation of Records. Parent agrees that it shall preserve and keep the records in the form and in the condition delivered to it by the Company on the date hereof relating to the businesses of the Company and any Subsidiary for a period of seven (7) years from the Effective Time and shall make such records, in the form and in the condition delivered to it by the Company on the date hereof, available to the Stockholders’ Agent as may be reasonably required by the Stockholders’Agent in connection with, among other things, any insurance claims by, audits against, judicial, administrative or arbitral actions, suits or proceedings (public or private), by or before, any Governmental Entity of the Company or Parent or any of their affiliates or in order to enable the Stockholders’ Agent to comply with its respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. The Stockholders’ Agent agrees that it will treat such records as the confidential information of Parent, and shall not disclose such records to any third parties other than accountants or other agents that are required to have such records in order to carry out the intent of this Section 5.1(a); provided, however, that such accountants or other agents agree to treat such records as required by this Section 5.1(a). In the event Parent wishes to destroy such records after that time, Parent shall first give ninety (90) days prior written notice to the Stockholders’ Agent and Stockholders’ Agent shall have the right at its option and expense, upon prior written notice given to Parent within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

                 (b) Employee Matters.

                          (i) Immediately after the Effective Time and by virtue of the Merger, the employees of the Company or any Subsidiary will become employees of the Surviving Corporation (the “Affected Employees”). The Affected Employees shall be (A) employees at will and (B) subject to and employed in compliance with Parent’s applicable human resources policies and procedures. Parent hereby reserves the right to reassign, terminate and/or change the positions of all Affected Employees, subject to any written employment agreement between individual Affected Employees and the Surviving Corporation or Parent. Subject to the two immediately preceding sentences, until December 31, 2005, any Affected Employees shall be provided base salary or hourly wage rates, bonus incentive compensation opportunities and employee benefits that are no less favorable in any material respect than those currently in effect for such Affected Employees, whether or not equivalent to those that are provided to Parent’s employees whom it deems to be similarly situated; provided, however that (x) Parent shall not be obligated to increase the base salary or hourly wage rates, bonus incentive compensation opportunities or employee benefits of any Affected Employee and (y) any bonuses proposed to be paid by the Surviving Corporation to the Affected Employees for the year ending December 31, 2004, shall be included as a reserve on the Closing Balance Sheet.

                          (ii) Following the Effective Time, Parent shall, or shall cause its affiliates to, recognize each Affected Employee’s service with the Company or any of its subsidiaries prior to the Effective Time (or such later transition date) as service with Parent and its affiliates in connection with any tax-qualified pension plan and welfare benefit plan (including paid time off, vacations and holidays) maintained by Parent or any of its affiliates in which such Affected Employee participates and which is made available following the Effective Time by Parent or any of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit pension plan). Parent shall, or shall cause its affiliates to, waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under any of the welfare plans (as defined in Section 3(1) of ERISA) maintained by Parent or any of its affiliates in which Affected Employees participate following the Effective Time. In addition, Affected Employees shall receive credit for any co-payments, deductibles and annual out-of-pocket expenses incurred under the welfare plans of the Company or any of its affiliates during the 2004 calendar year, but prior to the Effective Time (or such later transition date) for purposes of the corresponding co-payments, deductibles and annual out-of-pocket expenses under welfare plans of Parent or any of its affiliates for the 2004 calendar year.

                 (c) Indemnification.

                          (i) Parent, the Company, the Signing Stockholders and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company provided in the Company’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement shall continue in full force and effect for a period of six (6) years after the Effective Time.

                          (ii) For the six-year period after the Effective Time, the Surviving Corporation shall maintain in effect, at its or Parent’s expense, the Company’s current directors’ and officers’ and cyber liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by such of the Company’s liability insurance policies on terms with respect to such coverage and amount no less favorable to the Company’s directors, officers and other employees currently covered by such insurance (such persons, “Tail Indemnitees”) than those of such policies in effect on the date hereof, provided that the Surviving Corporation may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such Tail Indemnitees than the insurance coverage otherwise required under this Section 5.1(c)(ii). Notwithstanding the foregoing proviso, in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.1(c)(ii) in excess of $75,000 of the amount of the aggregate premiums paid under this Section.

                          (iii) The provisions of this Section 5.1(c) shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each Tail Indemnitee, his or her heirs and his or her representatives.

                 5.2 Covenant of the Company and the Signing Stockholders. As promptly as practicable following the receipt of approval of the Merger by the requisite vote of Stockholders, the Surviving Corporation and the Stockholders’ Agent shall give written notice of this

Agreement, the Merger, the approval of the Merger by the Stockholders and any appraisal rights under Section 262 of the Delaware Law, all as required by the Delaware Law

                 5.3 Covenant of Merger Sub and Steven Haimowitz. Immediately following the Effective Time, the Surviving Corporation and Haimowitz shall enter into an employment agreement in the form agreed to by Parent and Haimowitz prior to the execution and delivery of this Agreement.

        6. Additional Agreements.

                 6.1 Approval of Stockholders; Waiver of Appraisal Rights. By signing this Agreement below, the Signing Stockholders consent to the Merger, the Certificate of Merger, the appointment of the Stockholders’ Agent and the other transactions contemplated hereby and waive any dissenter’s rights they may otherwise have pursuant to applicable law under Section 262 of the Delaware Law.

                 6.2 Access to Information. No information or knowledge obtained in any investigation in connection with this Agreement shall affect or be deemed to modify any representation or warranty contained herein.

                 6.3 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with the NASDAQ stock market.

                 6.4 Legal Requirements. Each of Parent, Merger Sub and the Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                 6.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided however, that if the Merger is consummated, the Common Stockholders shall bear all such costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby pursuant to a deduction from the Merger Consideration prior to distribution thereof to the Common

Stockholders and, with respect to such costs and expenses of the Company determined after the Effective Time, pursuant to a Claim by the Surviving Corporation against the Escrow Fund, other than as expressly provided in Section 1.7(a) in the definition of Stockholder Transaction Expenses.

                 6.6 Reasonable Commercial Efforts and Further Assurances. Each of the parties to this Agreement shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be taken all actions under Article 2 and under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        7. Amendment and Waiver.

                 7.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent and the Stockholders’ Agent.

                 7.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Parent and the Stockholders’ Agent.

        8. Indemnification.

                 8.1 Indemnification.

                 (a) Survival of Representations and Warranties. All representations and warranties made by the Company, the Signing Stockholders, Parent or Merger Sub herein, or in any agreement, certificate, Schedule or Exhibit delivered pursuant hereto or in connection herewith, shall survive the Effective Time and continue in full force and effect until twenty-four (24) months after the date hereof (such date is sometimes referred to herein as the “Termination Date”); provided however, that (i) the representations and warranties contained in Section 3.6 (Taxes) and the covenants contained in Section 8.1(d) shall survive until thirty (30) days after the expiration of all applicable statute of limitations periods, including any waivers or extensions, (ii) the representations and warranties contained in Sections 3.2 (Authority) and 3.12 (Capital Structure) shall survive indefinitely, (iii) the representations and warranties contained in Article 3A (Representations and Warranties of Signing Stockholders) shall survive indefinitely and (iv) any representation and warranty which is inaccurate as a result of fraud of, or an intentional misrepresentation made by, the party making such representation and warranty shall survive until thirty (30) days after the expiration of all applicable statute of limitations periods, including any waivers or extensions. The subject matter of the representations, warranties and covenants specified in clauses (i), (ii) and (iv) of the preceding sentence of this Section 8.1(a), together with the matters described in Section 8.1(c)(iii), (iv), (v) and (vii), are referred to as “Special Matters”). If a Notice of Claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. Neither the period of survival nor the liability of any party with respect to the parties’representations and warranties shall be reduced by any investigation made at any time by or on behalf of any party or by facts disclosed subsequent to the date of this Agreement. A “Notice of Claim”shall be presented in the form of a certificate signed by any officer of Parent, any other Parent Indemnitee or a Stockholder Indemnitee, as the case may be, stating that, with respect to the indemnification obligations set forth in Sections 8.1(b), (c), (d) or (e), Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, or that an adjustment pursuant to Section 1.7(h) is to be made. A Notice of Claim presented by a Stockholder Indemnitee is referred to hereinafter as a “Stockholder Claim Notice.”

                 (b) Indemnification by each Stockholder Severally. Each Stockholder, severally but not jointly, will indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, agents, attorneys, employees, stockholders, successors and assigns, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as a “Parent Indemnitee” and collectively as “Parent Indemnitees”), from and against any and all losses, costs, damages, diminution of value, liabilities and expenses, including investigation, reasonable legal and accounting expenses (collectively, “Damages”), arising out of any breach of any of the representations and warranties of such Stockholder set forth in Section 3A of this Agreement or, in the case of any Stockholder who is not a Signing Stockholder, any representations and warranties of such Stockholder relating to the matters set forth in Section 3A of this Agreement but appearing in a certificate or other document or instrument (including any letter of transmittal) delivered by such Stockholder in connection with this Agreement.

                 (c) Indemnification by the Common Stockholders. The Common Stockholders, jointly and severally for any amounts paid by the Common Stockholders under this Article 8 up to the applicable Indemnification Cap (as defined in Section 8.2(c)), and severally thereafter, will indemnify and hold harmless on an after-tax basis each Parent Indemnitee from and against any and all Damages arising out of:

(i) any breach of any of the representations and warranties of the Company set forth in this Agreement, the Company Disclosure Schedule or any other Exhibit or Schedule to this Agreement or certificate or instrument delivered in connection with this Agreement;

(ii) any breach or violation of any covenant (except for those covenants set forth in Section 8.1(b) for which Parent shall proceed against each Stockholder severally (and not jointly) and only with respect to such Stockholder’s breach or violation) made in this Agreement by the Stockholders (it being understood, for the avoidance of doubt, that with respect to the covenants of the Common Stockholders with respect to indemnification under this Article 8 in excess of the then applicable Indemnification Cap, Parent shall proceed against each Stockholder severally (and not jointly) and only with respect to such Stockholder’s breach or violation) or, if such breach or violation occurred prior to the Effective Time, of the Company;

(iii) subject to the delivery of an option agreement (providing for the issuance of duly authorized Parent Common Stock upon exercise of a Stock Option) to the applicable holder of Stock Options, any claim asserted by a holder of Stock Options or Warrants outstanding at the Effective Time, where such claim relates specifically to the notice (or lack thereof) given to such holder by the Company in connection with the Merger, of the substitution in connection with the Merger of Parent Common Stock for Common Stock otherwise issuable thereunder and/or whether the holder has a right to acquire stock or an equity interest in the Company from and after the Effective Time;

(iv) the Adjustment Amount under Section 1.7(h);

(v) any claims against Parent or the Surviving Corporation with respect to appraisal rights under Section 262 of the Delaware Law and any expenses, including legal fees, related thereto;

(vi) any debts, liabilities or obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, of the Company, any Subsidiary or any current or former director, officer, stockholder, employee, independent contractor or agent of the Company or any Subsidiary to the extent arising at or before the Effective Time (including those relating to or arising out of the ownership, use or operation of the Company, any Subsidiary or any predecessor thereto at or before the Effective Time) or relating to actions, omissions to act, events or circumstances occurring at or before the Effective Time (including any pending litigation, any failure to qualify to do business in any jurisdiction and any services provided by the Company at or before the Effective Time), other than (in each of the foregoing instances in this Section 8.1(c)(vi)) those debts, liabilities or obligations reflected on the face of the Closing Balance Sheet or described in the footnotes thereto or, for the avoidance of doubt, those arising from breaches by the Surviving Corporation of contracts entered into by the Company before the Effective Time; or

(vii) any brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or similar charges, as well as any claim asserted seeking the same, relating to this Agreement or any transaction contemplated hereby.

                 (d) Tax Indemnification. The Common Stockholders, jointly and severally for any amounts paid by the Common Stockholders under this Article 8 up to the applicable Indemnification Cap, and severally but not jointly with respect to amounts owed under this Article 8 in excess of the applicable Indemnification Cap, will indemnify and hold harmless on an after-tax basis each Indemnitee from and against any and all liability for Taxes (and all

Damages arising from such liability) (i) attributable to any period prior to and including the Effective Time, to the extent such Taxes are not shown as an accrued liability taken into account in the Working Capital as finally determined under Section 1.7(h), if any, (ii) with respect to income reportable for a period ending after the date hereof but attributable to a transaction occurring in, or a change in accounting method made for, a period on or before the date hereof, to the extent such Taxes are not shown as an accrued liability taken into account in the Working Capital as finally determined under Section 1.7(h), if any, or (iii) as a result of any breach of a representation or warranty under Section 3.6(e),(f),(g) or (i). To the extent that the Company is not permitted by applicable law to treat or elect to treat the date hereof as the last day of its taxable period, then the Taxes attributable to the operations of the Company for the portion of the period up to and including the date hereof shall be (i) in the case of real or personal property taxes or a flat minimum dollar amount tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period up to and including the date hereof and the denominator of which is the total number of days in the taxable period, (ii) in the case of all Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Company for such partial period as determined from its books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities of the Company for such partial period as determined from its books and records, provided that exemptions, allowances or deductions which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the date hereof and the period after the date hereof in proportion to the number of days in each such period. For avoidance of doubt, this Section 8.1(d) sets forth the indemnification obligations of the Common Stockholders in respect of Taxes, and Section 8.1(c) shall not apply to Taxes.

                 (e) Indemnification by Parent and the Surviving Corporation. Parent and the Surviving Corporation will indemnify and hold harmless the Stockholders and their respective officers, directors, agents, attorneys, employees, stockholders, successors, heirs, legatees and assigns, and each person, if any, who controls or may control any Stockholder within the meaning of the Securities Act (hereinafter referred to individually as a “Stockholder Indemnitee” and collectively as “Stockholder Indemnitees”) from and against any and all Damages arising out of:

(i) any breach of any of the representations, warranties, covenants and agreements given or made by Parent or Merger Sub in this Agreement, or any Exhibit or Schedule to this Agreement or certificate or other document or instrument delivered in connection with this Agreement; or

(ii) any liabilities of the Surviving Corporation after the Effective Time with respect to the ownership, use or operation of the Surviving Corporation after the Effective Time.

                 (f) Definition of Severally. As used in Sections 8.1(a) through 8.1(d) and also Section 8.7(e), the word “severally” shall mean that each Common Stockholder is responsible for not more than his Pro Rata Share of any amounts that are the subject of indemnities herein.

                 8.2 General Indemnification Provisions.

                 (a) For the purposes of this Section 8.2, the term “Indemnitee” shall refer to the person or persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 8.1(b),(c), (d) or (e), as the case may be; the term “Indemnitor” shall refer to the person or persons having the obligation to indemnify pursuant to such provisions; and “Damages” shall refer to Damages (including liability for Taxes) referred to in Section 8.1(b), (c), (d) or (e), as the case may be.

                 (b) Within a reasonable time following such determination, an Indemnitee shall give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided however that Tax matters shall be governed by Section 8.9. The obligations and liabilities of an Indemnitor under this Article 8 with respect to Damages arising from claims of any third party that are subject to the indemnification provided for in this Article 8 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor notice of such Third Party Claim within thirty (30) calendar days and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Damages that may result from such Third Party Claims (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its reasonable choice if it gives notice to the Indemnitee within thirty (30) calendar days of the receipt of notice of such Third Party Claim from the Indemnitee of its intention to do so. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves the payment of money only (by a party or parties other than the Indemnitee) and for which the Indemnitee is released by the third party claimant and is totally indemnified by the Indemnitor, may be settled by the Indemnitor without the written consent of the Indemnitee. Similarly, no Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor.

                 (c) Limitations.

                          (i) Notwithstanding anything to the contrary in this Agreement, (A) Parent Indemnitees’ aggregate recovery for any and all obligations arising under Section 8.1(b), (c) and (d) and (B) the Stockholder Indemnitees’ aggregate recovery for any and all obligations arising under Section 8.1(e) shall be limited as set forth in this Section 8.2(c).

With respect to (A) any and all matters arising under Sections 8.1(c)(i), (ii) and (vi), and 8.1(e), as applicable, for which a Notice of Claim or Stockholder Claim Notice, as applicable, has been given prior to Parent’s receipt from its certified public accountants of their signed audit opinion with respect to Parent’s fiscal 2005 audit (the “2006 Audit Date”), the aggregate recovery permitted to Parent Indemnitees and Stockholder Indemnitees, as applicable, shall be $2,580,000 and (B) any and all additional such matters arising under Sections 8.1(c)(i), (ii) and (vi), and 8.1(e), as applicable, that are the subject of a Notice of Claim or Stockholder Claim Notice, as applicable, given on or after the 2006 Audit Date and on or before the Termination Date, the aggregate recovery permitted (including in such aggregate calculation all recoveries related to Notices of Claim or Stockholder Claim Notices, as applicable, given prior to the 2006 Audit Date) to Parent Indemnitees and Stockholder Indemnitees, as applicable, shall be $1,720,000. The foregoing $2,580,000 and $1,720,000 amounts are each referred to as the “Indemnification Cap.” With respect to Parent Indemnitees recovery for Damages relating to the Special Matters, the foregoing limitations on recovery in this Section 8.2(c)(i) shall not apply; provided, however that with respect to each Common Stockholder, Parent Indemnitees’recourse shall first be to the Escrow Fund until it shall have been fully disbursed in accordance with the terms of the Escrow Agreement, and thereafter, to the Common Stockholders severally and subject always to a limit equal to such Common Stockholder’s Pro Rata Share of such Damages in excess of the then-applicable Indemnification Cap. With respect to Parent Indemnitees’s recovery for Damages relating to the representations and warranties in Article 3A, the foregoing limitations on recovery set forth in this Section 8.2(c)(i) shall not apply, exceptthatParent Indemnitees’ recourse shall be solely to the Stockholder in breach of any such representation or warranty. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall any (A) holder of Preferred Stock be liable under this Agreement for any Damages in excess of the aggregate amount paid to such Stockholder in respect of its shares of Preferred Stock as set forth in the Payment Spreadsheet or (B) Common Stockholder be liable under this Agreement for any Damages (x) with respect to claims that do not involve fraud or an intentional misrepresentation, in excess of the aggregate amount paid to such Stockholder as set forth in the Payment Spreadsheet and (y) with respect to claims involving fraud or an intentional misrepresentation, in excess of such Stockholder’s Pro Rata Share of $17,200,000.

                          (ii) No Parent Indemnitee shall be entitled to seek indemnification hereunder for Damages pursuant to Section 8.1(c)(i),(ii) or (vi) until the aggregate of all Damages under this Agreement payable pursuant to Section 8.1(c)(i),(ii) or (vi) to such Parent Indemnitees (in the aggregate) exceeds $170,000. No Stockholder Indemnitee shall be entitled to seek indemnification hereunder for Damages pursuant to Section 8.1(e) until the aggregate of all Damages under this Agreement payable to all Stockholder Indemnitees exceeds $170,000. At such time as such Damages exceed $170,000, the applicable Indemnitee shall have the right to seek indemnification from the first dollar; provided, however, that this limitation shall not apply to (A) Damages involving fraud or an intentional misrepresentation, (B) the payment of any Adjustment Amount under Section 1.7(h), (C) the payment of any amount under Section 8.1(c)(iii), (iv), (v) or (vii), or (D) Damages relating to Taxes, including as set forth in Section 8.1(d), in each case for which Indemnitees shall be entitled to seek indemnification hereunder for Damages from the first dollar.

                          (iii) So long as the Escrow Fund has not been fully disbursed in accordance with the Escrow Agreement, in the event that an Indemnitee receives insurance proceeds in respect of Damages or alleged Damages, the calculation of Damages shall be limited to the amount of such Damages net of the difference between any insurance proceeds received by the Indemnitee in respect thereof minus the amount of premiums paid for such insurance by the Indemnitee.

                          (iv) In no event shall the Stockholders be obligated to indemnify Parent Indemnitees for any current liabilities reflected on the face of the Closing Balance Sheet as finally determined under Section 1.7(h) to the extent such liability is (A) specifically identified by dollar amount and item on the face of the Closing Balance Sheet as finally determined under Section 1.7(h) or described in the footnotes thereto and (B) for a dollar amount not in excess of the amount included in the calculation of the Adjustment Amount.

                          (v) Notwithstanding any other provision of this Agreement, the Company Disclosure Schedule or any other Exhibit or Schedule to this Agreement or certificate or instrument delivered in connection with this Agreement, the indemnities set forth in this Article 8 shall be the exclusive remedies of the Indemnitees for Damages due to any misrepresentation or breach of any representation or warranty or covenant or agreement contained in this Agreement, the Company Disclosure Schedule or any other Exhibit (other than Exhibits E-1 and E-2) or Schedule to this Agreement or certificate or instrument delivered in connection with this Agreement (other than the agreement referenced in Section 5.3), except as to Damages attributable to fraud or an intentional misrepresentation, in which case the aggrieved party shall have recourse to all remedies at law or in equity, including (in the case of Parent Indemnitees during the term of the Escrow Agreement) against the Escrow Fund. Nothing contained in this Section 8.2(c)(v) shall prohibit a party from proceeding under Section 8.6 or commencing an Action to enforce this Article 8.

                          (vi) Parent, the Surviving Corporation, the Company and the Stockholders and their respective affiliates (including all Parent Indemnitees) shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

                          (vii) In the event that Parent seeks indemnification from Nolan pursuant to Section 8.1(c) in respect of any Damages for which Nolan is jointly and severally liable under this Agreement, and the Escrow Fund theretofore has been exhausted or would be exhausted due to satisfaction of such indemnification claim, then without limiting its other rights and obligations under this Agreement, Parent shall concurrently seek indemnification from Haimowitz.

                 (d) Choice of Payments. As more particularly described in Section 8.3 and the Escrow Agreement, during the Escrow Period Parent shall be entitled to satisfy indemnification obligations of the Rollover Stockholders by payment, at Parent’s election, in either cash or shares of Parent Common Stock issued hereunder, valued at $5.98 per share.

                 8.3 Escrow Fund.

                 (a) Subject to the limitations set forth in Section 8.2(c), in addition to any other available remedies, Parent, the Surviving Corporation and the Parent Indemnitees shall be entitled to recover from the Escrow Fund the amount of any indemnification by Common

Stockholders to which they are entitled under this Agreement; provided, however, that the Escrow Fund shall not be the exclusive source of indemnification under this Agreement. Where indemnification under this Agreement by the Common Stockholders is joint and several, recovery from the Escrow Fund shall be made in respect of Damages against the Escrow Fund based upon each Common Stockholder’s Pro Rata Share of the Escrow Fund. The Escrow Fund shall be the first source of recovery for Damages of Parent Indemnitees that are indemnified by Common Stockholders under this Agreement, unless (i) the Escrow Fund has been or would be exhausted, (ii) in Parent’s reasonable discretion, it would be deemed to limit or prejudice Parent’s rights (other than the right to seek satisfaction of Damages other than from the Escrow Fund), or (iii) indemnification under this Agreement by the Common Stockholders is several.

                 (b) Subject to the terms and conditions of the Escrow Agreement, all cash in the Escrow Fund shall be released to the Common Stockholders (the “Step-Down”) 18 months following the date hereof (the “Step-Down Date”).

                 8.4 Escrow Period; Release From Escrow.

                 (a) The escrow shall terminate on the Termination Date (the “Escrow Period”); provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of Parent is necessary to satisfy any unsatisfied claims specified in any Notice of Claim theretofore delivered to the Escrow Agent prior to termination of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

                 (b) Subject to the terms and conditions of the Escrow Agreement, within ten (10) business days after the Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to the Rollover Stockholders the Parent Common Stock.

                 8.5 Common Stockholder’s Right of Contribution. Each Common Stockholder will have the right to seek contribution against each other Common Stockholder up to the latter’s Pro Rata Share of amounts actually paid pursuant to this Article 8 (other than amounts paid pursuant to a several obligation of such Stockholder including, but not limited to, Section 8.1(b)), but such right of contribution shall in no way limit or effect any Indemnitee’s rights set forth in this Article 8.

                 8.6 Resolution of Conflicts and Arbitration.

                 (a) If there are Contested Amounts (as defined in the Escrow Agreement) with respect to matters other than determination of any Adjustment Amount (which shall be governed by Section 1.7(h) or Tax matters (which shall be governed by Section 8.9), and no agreement with respect thereto is reached pursuant to the process set forth in the Escrow Agreement, either Parent or the Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damage is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Parent and the Stockholders’ Agent shall agree on the arbitrator, provided that if Parent and the Stockholders’ Agent cannot agree on such arbitrator, either Parent or the Stockholders’ Agent can request that Judicial Arbitration and Mediation

Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement.

                 (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association.

                 8.7 The Stockholders’ Agent.

                 (a) The approval by the Stockholders of the principal terms of this Agreement and the Merger shall automatically and without any further action on the part of any Common Stockholder constitute the irrevocable appointment of Steven Haimowitz (“Stockholders’ Agent”) as the agent, proxy and attorney-in-fact for each of the Common Stockholders with respect to matters arising after the effectiveness of the Merger and the other matters expressly set forth Section 8.7(b), in this Agreement and in the Escrow Agreement to be performed by the Stockholders’ Agent.

                 (b) Without limiting Section 8.7(a), the Stockholders’ Agent is hereby irrevocably appointed the agent, proxy and attorney-in-fact for each of the Common Stockholders for all purposes of this Agreement, including without limitation, full power and authority on such Common Stockholders behalf (i) to give and receive notices and communications, (ii) to authorize payment to any Indemnitee from the Escrow Fund in satisfaction of claims by any Indemnitee, to object to such payments, to bring any claim for indemnification on behalf of any Stockholder Indemnitee, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnitee against any Common Stockholder or by any such Common Stockholder against any Parent Indemnitee or any dispute between any Parent Indemnitee and any such Common Stockholder, in the case of (b)(i) and (b)(ii) relating to this Agreement or the transactions contemplated hereby, (iii) to execute and deliver on behalf of such Common Stockholder any amendment hereto; provided that such amendment does not increase the Common Stockholders’ liabilities in any material respect, (iv) to execute and deliver the Escrow Agreement and to take such further actions with respect thereto as the Stockholders’ Agent shall deem appropriate and (v) to take all other actions that are either (A) necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement.

Such agency may be changed by the Common Stockholders from time to time upon not less than thirty (30) days’ prior written notice to Parent; provided, however, that the Stockholders’ Agent may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent.

                 (c) A vacancy in the position of Stockholders’ Agent may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall not receive any compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Common Stockholders.

                 (d) The Stockholder’s Agent shall have the right to recover from the Escrow Fund, prior to any distribution to the Common Stockholders (but after any disbursement from the Escrow Fund to the Escrow Agent pursuant to terms and conditions of the Escrow Agreement), the Stockholder’s Agent’s reasonable out-of-pocket expenses (including attorneys’ and accountants’ fees and expenses) incurred in serving in that capacity (the “Charges”). In the event the Escrow Fund is insufficient to satisfy the Charges, then each Common Stockholder will be obligated to pay a percentage of the Charges in excess of the Escrow Fund proportionate to such Common Stockholders’Pro Rata Share.

                 (e) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as the Stockholders’Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Common Stockholders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                 (f) The Stockholders’ Agent shall have reasonable access to information about the Company (and, after the Effective Time, the Surviving Corporation) and the reasonable assistance of the Company’s (and, after the Effective Time, the Surviving Corporation’s) officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                 (g) Steven Haimowitz acknowledges that he may have a conflict of interest with respect to his duties as the Stockholders’ Agent, and in such regard Steven Haimowitz agrees that he will act in the best interests of all of the Common Stockholders.

                 8.8 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all the Common Stockholders and shall be final, binding and conclusive upon each such Common Stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

                 8.9 Tax Matters. (a) Following the Effective Time, with respect to any taxable period of the Company that ends on or before the date hereof or begins before and ends after the date hereof, Parent shall cause to be timely filed all Tax returns required to be filed by the Surviving Corporation after the Effective Time and, subject to the right to payment from the Common Stockholders under Section 8.1(d), pay or cause to be paid all Taxes shown due thereon. To the extent any Taxes shown due on any Tax return described in this Section 8.9(a) are indemnifiable by the Common Stockholders, Parent shall cause the Surviving Corporation to provide the Stockholders’ Agent with copies of such completed Tax returns or other statements or schedules that set forth in sufficient detail the amount of tax due and the basis thereof at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for the Stockholders’ Agent’s review and approval. The Stockholders’ Agent and Parent shall attempt in good faith to resolve any disagreements regarding such Tax returns prior to the due date for filing. In the event that the Stockholders’ Agent and Parent are unable to resolve any dispute with respect to such Tax returns at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.9(c) which resolution shall be binding on the parties. The Common Stockholders shall each bear their respective Pro Rata Share of the costs of preparing any Tax return relating to any taxable period of the Company that ends on or before the date hereof.

                 (b) (i) If notice of any audit with respect to Taxes of the Company shall be received by the Surviving Corporation or Parent for which the Common Stockholders may reasonably be expected to be liable pursuant to Section 8.1(d) (a “Tax Claim”), the notified party shall notify the Stockholders’ Agent in writing of such Tax Claim. The Stockholders’ Agent shall have the right, at its own expense, to represent the interests of the Company in any Tax Claim, and Parent shall be kept informed of the handling of the Tax Claim, and there shall be no settlement with respect thereto without the consent of Parent, which consent will not be unreasonably withhold or delayed, provided, however, that with respect to a Tax Claim relating exclusively to a period beginning before the date hereof and ending after the date hereof or a Tax Claim which may reasonably be expected to affect the Taxes of the Company or Parent for which the Common Stockholders would not be liable pursuant to Section 8.1(d), (A) the Stockholders’ Agent and Parent shall jointly control the defense and settlement of any such Tax Claim at each party’s own expense, and (B) there shall be no settlement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld or delayed.

(ii) Notwithstanding anything in Section 8.9(b)(i) to the contrary, (A) if Parent notifies the Stockholders’ Agent of Parent’s request to control the defense and settlement of any Tax Claim, or (B) if Parent fails to timely notify the Stockholders’ Agent of a Tax Claim and such failure materially impairs the Stockholders’ Agent’s ability to contest such Tax Claim, then in either case, the Common Stockholders shall be released from any and all indemnification obligations under Section 8.1(d) in regard to such Tax Claim.

                 (c) Any dispute as to any matter covered by this Section 8.9 shall be resolved by the Accountants. The fees and expenses of the Accountants incurred as a result of any dispute described in the preceding sentence shall be borne equally by the Common Stockholders, on the one hand, and Parent on the other.

        9. General Provisions.

                 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by reputable nationwide overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

iVillage Inc.
500 Seventh Avenue
New York, New York 10018
Attention: Chief Financial Officer
Telephone: (212) 600-6000
Telecopier: (212) 600-6555

with a copy (not constituting notice) to:

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, California 94105
Attention: Richard V. Smith, Esq.
Telephone: (415) 773-5830
Telecopier: (415) 773-5759

(b) if to the Company, to:

Healthology, Inc.
1333 Broadway, Suite 500
New York, NY 10018
Attention: Steven Haimowitz, President and
     Chief Executive Officer
Telephone: (212) 431-5700
Telecopier: (212) 274-8220

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attention: Michael King, Esq. Telephone: (212) 310-8282 Telecopier: (212) 310-8007

(c) if to the Stockholders’ Agent, to:

Steven Haimowitz 430 West 24th Street, Apt 2F New York, NY 10011 Telephone:(917) 885-0996

(d) if to the Signing Stockholders, to the addresses set forth on the Payment Spreadsheet.

                 9.2 Definitions. In this Agreement any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement any reference to a “business day” means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. In this Agreement, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” In this Agreement, the words “herein” and “hereby” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Escrow Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof except for the confidentiality agreement (the “Confidentiality Agreement”) dated November 5, 2004 between Parent and the Company, which shall continue in full force and effect, and shall survive after the Effective Time in accordance with its terms and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as expressly set forth in Section 5.1(c) and Article 8).

                 9.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                 9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                 9.7 Governing Law; Jurisdiction.

                          (a) This Agreement shall be governed by and construed in accordance with the laws of New York that might otherwise govern under applicable principles of conflicts of law.

                          (b) Except as otherwise provided in Sections 1.7(h) or 8.9 or in the event of fraud or an intentional misrepresentation, any dispute, controversy or claim among the parties hereto arising out of this Agreement or the Escrow Agreement, any related document or certificate or any transaction contemplated hereby or thereby, including as to their existence, enforceability, validity, interpretation, performance or breach, may be resolved by arbitration pursuant to Section 8.6 upon written notice made by one party hereto to the other, unless such dispute, controversy or claim is then the subject of a proceeding before a Governmental Entity.

                          (c) Each of the parties hereto irrevocably consents to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any Action (as defined below) arising out of this Agreement or the Escrow Agreement, any related document or certificate or any transaction contemplated hereby or thereby. Unless an Action is the subject of a then pending arbitration proceeding, each of the parties hereto agrees to commence any Action relating hereto either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.7. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, or any transaction contemplated hereby in (x) the Supreme Court of the State of New

York, New York County, or (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. For purposes of this Agreement, “Action” means any claim, action, suit or arbitration, or any other proceeding, in each instance by or before any Governmental Entity or any nongovernmental arbitration, mediation or other nonjudicial dispute resolution body.

                 9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.

                 9.9 Provision of Information. During the 24-month period commencing with the Effective Time, Parent shall, during any period in which it is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, provide to each holder of shares of Parent Common Stock that constitute restricted securities within the meaning of Rule 144(a)(3) under the Securities Act who is also a Rollover Stockholder, and to each prospective purchaser (as designated by such holder) of such restricted securities from such Rollover Stockholder, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of such Rollover Stockholders, and such prospective purchasers designated by such Rollover Stockholders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers hereunto duly authorized, all as of the date first written above.

iVILLAGE INC.

By: /s/ Steven A. Elkes
Steven A. Elkes
Chief Financial Officer and Executive Vice President,
Operations and Business Affairs

VIRTUE ACQUISITION CORPORATION

By: /s/ Steven A. Elkes
Steven A. Elkes
Executive Vice President, Secretary and Treasurer

STOCKHOLDERS’ AGENT

/s/ Steven Haimowitz
Steven Haimowitz
HEALTHOLOGY, INC.

By: /s/ Steven Haimowitz
Steven Haimowitz
President and Chief Executive Officer

SIGNING STOCKHOLDERS WHO ARE ROLLOVER
STOCKHOLDERS:

/s/ Steven Haimowitz
Steven Haimowitz

/s/ Kenneth Nolan
Kenneth Nolan

SIGNING STOCKHOLDERS WHO ARE NOT
ROLLOVER STOCKHOLDERS:

LE@P TECHNOLOGY, INC.

By:Timothy C. Lincoln

COMMUNICADE LLC, on behalf
of itself and its subsidiaries (including
E-Services Investments Private Sub LLC)

By: /s/ Gerard Nuemann
Name: Gerard Nuemann
Title: Managing Director

SCHEDULE A

Steven Haimowitz

Kenneth Nolan

LE@P TECHNOLOGY, INC.

COMMUNICADE LLC, on behalf
of itself and its subsidiaries (including
E-Services Investments Private Sub LLC)

SCHEDULE B

Term	Section
2006 Audit Date	Section 8.2(c)
Accountants	Section 1.7(h)(ii)
Adjusted Balance Sheet	Section 1.7(h)
Adjusted Working Capital Statement	Section 1.7(h)
Adjustment Amount	Section 1.7(h)
Affected Employees	Section 5.1(b)(i)
Agreement	First Paragraph
Business Day	Section 9.2
Certificate	Section 1.8(a)
Certificate of Merger	Section 1.2
Charges	Section 8.7(d)
Closing Balance Sheet	Section 1.7(h)
Code	Section 1.7(g)
Common Stock	Recital A
Common Stockholders	Section 1.8(b)
Company	First Paragraph
Company Balance Sheet	Section 3.13(a)(i)
Company Balance Sheet Date	Section 3.13(a)
Company Capital Stock	Recital A
Company Content	Section 3.18(i)
Company Disclosure Schedule	Article 3
Company Financial Statements	Section 3.13
Company Returns	Section 3.6(a)
Company Software	Section 3.18(h)
Confidentiality Agreement	Section 9.4
Current Balance Sheet	Section 3.13(a)
Current Balance Sheet Date	Section 3.13(a)
Damages	Section 8.1(b)
Delaware Law	Section 1.2
Effective Time	Section 1.3
Environmental Laws	Section 3.5(a)(i)
ERISA	Section 3.7(d)
ERISA Affiliates	Section 3.7(f)
Escrow Agent	Section 1.8(b)
Escrow Agreement	Section 1.8(b)
Escrow Amount	Section 1.8(b)
Escrow Fund	Section 1.8(b)
Escrow Period	Section 8.4(a)
Escrow Shares	Section 1.8(b)
Exchange Act	Section 4.3
Exchange Agent	Section 1.8(a)
Exchange Ratio	Section 1.7(b)
GAAP	Section 3.13(b)
Governmental Entity	Section 3.2(b)
Hazardous Materials	Section 3.5(a)(ii)
Indemnification Cap	Section 8.2(c)(i)
Indemnitee	Section 8.2(a)
Indemnitor	Section 8.2(a)
Intellectual Property	Section 3.18(b)
IRS	Section 3.6(c)
JAMS	Section 8.6(a)
Le@p	Recital B
Le@p Transaction	Recital B

Material Adverse Effect	Section 9.2
Merger	Recital D
Merger Consideration	Section 1.7(a)
Merger Sub	First Paragraph
Nolan	Section 1.8(b)
Notice of Claim	Section 8.1(a)
Outstanding Company Capital Stock	Section 1.7(a)
Parent	First Paragraph
Parent Common Stock	Recital C
Parent Financial Statements	Section 4.4
Parent Indemnitee	Section 8.1(b)
Parent SEC Documents	Section 4.4
Payment Spreadsheet	Section 2.2(f)
Plans	Section 3.7(c)
Pro Rata Share	Section 1.8(b)
Release Date	Section 8.4(b)
Rollover Stockholder	Recital C
Securities Act	Section 3.13(c)
Series A Preferred Stock	Recital A
Series B Preferred Stock	Recital A
Severally	Section 8.1(f)
Signing Stockholders	First Paragraph
Special Matters	Section 8.1(a)
Step-Down	Section 8.3(b)
Step-Down Date	Section 8.3(b)
Stock Exchange	Section 1.1
Stockholder Claim Notice	Section 8.1(a)
Stockholder Indemnitee	Section 8.1(d)
Stockholder Transaction Expenses	Section 1.7(a)
Stockholders	Section 1.7(a)
Stockholders’ Agent	Section 8.7(a)
Stock Option	Section 1.7(b)
Stock Option Plan	Section 3.12(b)
Subsidiary	Section 3.1(a)
Substituted Option	Section 1.7(b)
Surviving Corporation	Section 1.2
Tail Indemnitee	Section 5.1(c)
Target Working Capital Amount	Section 1.7(h)
Tax/Taxes	Section 3.6
Tax Claim	Section 8.9(b)(i)
Termination Date	Section 8.1(a)
Third Party Claims	Section 8.2(b)
Third Party Intellectual Property Right	Section 3.18(b)
Transferred Common Shares	Recital B
Transferred Common Shares Consideration	Recital C
Warrant	Section 1.7(c)
Working Capital	Section 1.7(h)